EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made by and between CBIZ, Inc., a Delaware corporation, and any successor thereto (the “Company”), and Jerome P. Grisko, Jr. (“Executive”), dated as of the 1st day of September, 2016 and effective as of that same date (the “Effective Date”).

WHEREAS, the Company and Executive are party to that certain Amended Severance Protection Agreement, dated as of December 31, 2008 (the “Prior Agreement”);

WHEREAS, the Company and Executive desire Executive to continue in the employ of the Company, but under the new terms of this Agreement, which replaces and supersedes the Prior Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.    Employment. The Company hereby agrees to employ Executive as the President and Chief Executive Officer of the Company, and Executive hereby agrees to such employment, on the terms and conditions hereinafter set forth.

2.    Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the date that either the Company or Executive terminate this Agreement in accordance with Sections 6 and 7 of this Agreement (the “Employment Period”).

3.    Position and Duties. During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Subject to the supervisory powers of the Board, Executive shall have those powers and duties normally associated with the position of President and Chief Executive Officer and such other powers and duties as may be prescribed by the Board; provided, that such other powers and duties are consistent with Executive’s position. Executive shall devote substantially all of his working time, attention and energies to the performance of his duties for the Company. In addition, during the Employment Period, Executive shall be nominated to serve as a member of the Board and, if elected, shall serve as a member of the Board for no additional compensation. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10 of this Agreement, to (a) manage

Executive’s personal, financial and legal affairs, including investing in other businesses, and (b) serve on other corporate and not-for-profit boards; provided, however, that before Executive joins the board of directors of another public company, Executive shall seek the approval of the Board, which shall not be unreasonably withheld.

4.    Place of Performance. The principal place of employment of Executive shall be at the Company’s principal executive offices in Cleveland, Ohio; provided, that Executive shall be required to travel to other Company offices and on Company business.

5.    Compensation and Related Matters.

(a)    Base Salary and Bonus. During the Employment Period the Company shall pay Executive a base salary of not less than $642,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal bi-monthly installments in accordance with the Company’s customary payroll practices, as the same may be amended from time to time. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition, Executive shall be eligible to receive an annual bonus(es) upon the achievement of pre-established performance goals which are set by the Compensation Committee of the Board after consultation with Executive (the “Bonus(es)”). Such Bonus(es) shall be paid in one lump sum amount at such time as the Company customarily pays bonuses to senior executive officers, which the Company will pay between January 1st and March 15th of the calendar year following the year in which the Bonus is earned.

(b)    Options and Restricted Shares. At the meeting of the Compensation Committee of the Board held May 10, 2016, the Company granted to Executive non-qualified stock options (“Company Stock Options”) to acquire 180,000 shares of the common stock of the Company (the “Company Stock”), and 48,000 restricted shares of Company Stock (“Restricted Stock”), all pursuant to the Company’s 2014 Stock Incentive Plan (the “Stock Incentive Plan”). (The initial grants of Company Stock Options and Restricted Stock are hereafter collectively referred to as the “Initial Grants”.) During the Employment Period, on an annual basis following the Effective Date, the Company shall grant to Executive additional Company Stock Options and Restricted Shares valued at no less than 80% of the grant date fair value as computed in accordance with FASB ASC Topic 718 (“Grant Date Fair Value”) of the Initial Grants if Executive is employed by the Company on the applicable grant date selected by the Company. Notwithstanding the foregoing, if the Company grants less than 80% of the Grant Date Fair Value of the Initial Grants to Executive in any year after 2016, Executive’s legal or equitable remedies for such award are limited solely to elect a Good Reason termination pursuant to Section 6(d)(iii) of this Agreement.

(c)    Automobile. During the Employment Period, the Company will provide Executive with an automobile of his choice for purposes of conducting Company business.

(d)    Expenses. Subject to Section 19(c) of this Agreement, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(e)    Vacation. During the Employment Period, Executive shall be entitled to participate in the vacation and sick leave policy applicable to other most senior ranking officers of the Company as the same may be amended from time to time, provided that in no event shall Executive be entitled to less than five (5) weeks of vacation per year.

(f)    Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services comparable to those provided to the Company’s senior executive officers.

(g)    Club Membership. During the Employment Period, the Company shall pay for or reimburse Executive for the cost of reasonable membership initiation fee, dues, and any assessments for one country club of his choice, plus a tax gross-up with respect to any initiation fees, dues and assessments.

(h)    Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive shall be entitled to participate in and be covered under all the welfare, retirement and other employee benefit plans or programs maintained by the Company from time to time for the benefit of its senior executive officers including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment, travel accident insurance plans and programs, retirement, and savings plans.

(i)    Life Insurance. During the Employment Period, the Company shall pay, or reimburse Executive for, the cost of funding a $2,000,000 whole life or universal life insurance policy (the “Life Policy”), payable over 5 years plus a tax gross-up to be paid at the same time as such reimbursement payment.

6.    Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)    Death. Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination is given after such three (3) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability,” and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)    Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean fraud, embezzlement, conviction of a felony or of a crime involving moral turpitude, the continued use of illegal drugs, or Executive breaches a material term of this Agreement, which breach is not cured within thirty (30) days of receipt by Executive of notice of such breach.

(d)    Good Reason. Executive may terminate his employment for “Good Reason” within one hundred and twenty (120) days (or such longer time as specifically provided for below) after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company:

(i)    a decrease in the Base Salary and the amount of compensation potential under the Bonus(es) after the date of this Agreement;

(ii)    a decrease in the Grant Date Fair Value of Company Stock Options or Restricted Stock awarded to Executive in the preceding year following any Change In Control as defined in this Agreement;

(iii)    a decrease of more than 20% in the Grant Date Fair Value of Company Stock Options or Restricted Stock awarded to Executive in the preceding year in the absence of any Change In Control as defined in this Agreement;

(iv)    a decrease in the employee benefits available to Executive, which decrease is materially different from the decreases that are generally applicable to senior management personnel of the Company taken as a whole;

(v)    the assignment, without Executive’s consent, to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3, or any action by the Company that results in a material diminution in such position, authority, duties or responsibilities (including any such action occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(vi)    the permanent non-voluntary relocation of Executive’s current principal place of performance of services for the Company to a location more than 50 miles from Executive’s current principal place of performance of services for the Company, or

(vii)    the Company’s breach of a material term of this Agreement, which breach is not cured within thirty (30) days of receipt by the Company of notice of such breach.

(e)    Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)    Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7.    Termination Procedure.

(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8.    Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall, subject to Section 8(f), provide Executive with the payments and benefits set forth below; provided, however, that in no event shall a payment be made under this Section 8 due to Executive’s termination of employment unless such termination constitutes a “Separation from Service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

By signing this Agreement, Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

(a)    Termination by Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall, subject to Sections 8(a)(iv) and 8(e):

(i)    pay to Executive, as soon as practicable following the Date of Termination (but no later than sixty (60) days following his Date of Termination), one lump sum payment equal to the sum of (A) his Base Salary accrued, but not yet paid, through the Date of Termination (“Accrued Base Salary”), plus (B) a cash payment equal to two times the sum of Executive’s then current Base Salary and the average bonus paid to Executive in the three year period immediately preceding the year of termination (“Average Bonus”); provided that, if during the two-year period following a Change in Control, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason pursuant to Section 6(d), Executive’s payment shall be, in lieu of the amounts set forth in subsection (B) above, a cash payment equal to three (3) times the sum of Executive’s then current Base Salary and Average Bonus; and

(ii)    either (A) maintain in full force and effect, at no cost to Executive, for the continued benefit of Executive for a period of two (2) years following the Date of Termination the medical, hospitalization, dental, and group life insurance programs in which Executive was participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the Date of Termination (except Executive shall not be required to make contributions toward the coverage) if under the terms of the plans or applicable law, Executive can continue to participate in the Company plans or programs providing such benefits; or, (B) if under the terms of the plans or applicable law, Executive cannot continue to participate in the Company plans or programs providing such benefits described in clause (A), the Company shall arrange to provide Executive with the economic equivalent of such benefits which he otherwise would have been entitled to receive under such plans and programs (the benefits described under (A) or (B) the “Continued Benefits”), in each case, in accordance with the payment timing requirements of Section 19(c) hereof to the extent the Continued Benefits are subject to Code Section 409A, provided, that, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis). If the Continued Benefits can be provided pursuant to clause (A), Executive may, in his sole discretion, make a one-time election to choose that the Continued Benefits be provided pursuant to clause (B) in lieu of clause (A); and

(iii)    reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment (“Incurred Expenses”); and

(iv)    In the event Executive’s employment terminates in accordance with this Section 8(a), any and all options held by Executive in the Company’s common shares or any restricted stock awards held by Executive (collectively, the “Long-Term Stock Incentives”) shall fully vest, and all restrictions and conditions on such Long-Term Stock Incentives shall be removed on the Date of Termination. In addition, the Compensation Committee of the Board shall, by resolution, provide that any option held by Executive as of the Date of Termination may be exercised by Executive, in whole or in part, at any time subsequent to such Date of Termination and prior to the expiration of the option pursuant to its original terms (as set forth in the applicable stock option agreement setting forth the terms of such option award) without regard to any vesting or other limitations on exercise; and

(v)    immediately upon the Date of Termination, the Company shall transfer title (free and clear of any liens or obligations to make future payments) to Executive to the company vehicle used by Executive as of the Date of Termination; and

(vi)    if, as of the Date of Termination, the Company has not paid the reasonable one-time membership initiation fee in a country club of Executive’s choice as contemplated by Section 5(g), the Company shall make such payment at the direction of Executive within 9 months of the Date of Termination or reimburse Executive for such payment as long as Executive incurs the expenses for such membership initiation fee in a country club within 9 months of the Date of Termination; and

(vii)    If, as of the Date of Termination, the Life Policy is not fully funded, the Company will reimburse the Executive for his cost of fully funding the Life Policy, plus a tax gross up; and

(viii)    Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company other than the Prior Agreement.

(b)    For Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

(i)    the Company shall pay Executive his Accrued Base Salary and, to the extent required by law or the Company vacation policy, his accrued vacation pay (if applicable) through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii)    the Company shall reimburse Executive pursuant to Section 5(d) for reasonable Incurred Expenses not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

(iii)    Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company other than the Prior Agreement.

(c)    Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i)    the Company shall pay to Executive his Accrued Base Salary and accrued vacation pay (if applicable) through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii)    maintain in full force and effect, at no cost to Executive, for the continued benefit of Executive for a period of two (2) years following the Date of Termination the Continued Benefits; provided, that, if under the terms of the plans or applicable law, Executive cannot continue to participate in the Continued Benefits, the Company shall arrange to provide Executive with the economic equivalent of the Continued Benefits in accordance with the payment timing requirements of Section 19(c) to the extent the Continued Benefits are subject to Code Section 409A, provided, that such Continued Benefits shall terminate on the date or dates Executive ceases to be disabled; and

(iii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable Incurred Expenses not paid prior to such termination of employment; and

(iv)    Executive’s Long-Term Stock Incentives held as of the Date of Termination shall fully vest, and all restrictions and conditions on such Long-Term Stock Incentives shall be removed on the Date of Termination. In addition, the Compensation Committee of the Board shall, by resolution, provide that any option held by Executive as of the Date of Termination may be exercised by Executive, in whole or in part, at any time subsequent to such Date of Termination and prior to the expiration of the option pursuant to its original terms (as set forth in the applicable stock option agreement setting forth the terms of such option award) without regard to any vesting or other limitations on exercise; and

(v)    Executive shall receive a lump sum payment in the amount of the target opportunity for his Bonus for the year in which the Date of Termination occurs, such lump sum payment shall be made no later than thirty (30) days following the Date of Termination; and

(vi)    Immediately upon the Date of Termination, the Company shall transfer title (free and clear of any liens or obligations to make future payments) to Executive to the company vehicle used by Executive as of the Date of Termination; and

(vii)    Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company other than the Prior Agreement.

(d)    Death. If Executive’s employment is terminated by his death:

(i)    the Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary and accrued vacation pay (if applicable) through the Date of Termination; and

(ii)    the Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(d) for reasonable Incurred Expenses not paid prior to such termination of employment; and

(iii)    Executive’s Long-Term Stock Incentives held as of the Date of Termination shall fully vest, and all restrictions and conditions on such Long-Term Stock Incentives shall be removed on the Date of Termination. In addition, the Compensation Committee of the Board shall, by resolution, provide that any option held by Executive as of the Date of Termination may be exercised by Executive’s beneficiary, legal representative, or estate, as the case may be, in whole or in part, at any time subsequent to such Date of Termination and prior to the expiration of the option pursuant to its original terms (as set forth in the applicable stock option agreement setting forth the terms of such option award) without regard to any vesting or other limitations on exercise; and

(iv)    Executive’s beneficiary, legal representatives or estate, as the case may be, shall receive a lump sum payment in the amount of the target opportunity for his Bonus for the year in which the Date of Termination occurs, such lump sum payment shall be made no later than thirty (30) days following the Date of Termination; and

(v)    Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company other than the Prior Agreement.

(e)    IRC Code Section 162(m) - Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, the Company may delay the payment of any amount otherwise due to Executive under Section 8 of this Agreement if the Company reasonably believes that its deduction resulting from such payment, either alone or in combination with any other amounts to be paid or provided to Executive under any section of this Agreement or any other agreements, plans or programs of the Company, would be reduced by application of Code Section 162(m); provided, however, that the Company shall make payments to Executive at the earliest date at which the Company reasonably believes Code Section 162(m) will no longer reduce its deduction for such payments and any such delay is made in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

(f)    Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 8 of this Agreement (other than Accrued Base Salary and Incurred Expenses) unless (i) prior to the 60th day following the latter of the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form reasonably satisfactory to the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release. To the extent Executive is required to sign a Release to receive any amount under Section 8 of this Agreement deemed to be “deferred compensation” for purposes of Code Section 409A, and the 60-day period allotted to sign (and not revoke) the Release starts in one calendar year and ends in the following calendar year, such payments will be made in the second calendar year, notwithstanding when the Release is executed and becomes irrevocable. The Company shall provide the release to the Executive for his consideration within five (5) days of the Date of Termination.

(g)    “Change in Control” shall mean the first to occur of the following events (A) any person or group of persons (including, without limitation, CBIZ and any shareholder of CBIZ) purchases thirty percent (30%) or more of the voting control or value of the capital stock of CBIZ, in one transaction or in a series of transactions (a “Transaction”), excluding, however, any repurchase of capital stock by CBIZ after the date of a Transaction; (B) the shareholders of CBIZ approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of thirty percent (30%) or more of the voting control or value of the capital stock of CBIZ, or an agreement to sell or otherwise dispose of all or substantially all of CBIZ’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of CBIZ’s business, provided that the 30% change of control does not result from a repurchase of capital stock by CBIZ after such merger, consolidation or sale of assets; or (C) Steven L. Gerard resigns or is removed as Chairman of the Board of CBIZ and a new Chairman of the Board of CBIZ is appointed other than Executive or any other person serving as a member of the Board as of the Effective Date.

9.    Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

10.    Restrictive Covenants.

(a)    Nondisclosure. Executive acknowledges that during the course of his performance of services for Company he has acquired and will continue to acquire technical knowledge with respect to Company’s business operations, including, by way of illustration, Company’s investment plans or strategies, trade secrets, customer lists, customer or consultant contracts and the details thereof, pricing policies, operational methods, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, and all other information pertaining to the business of Company or any Affiliate (as defined below) of Company that is not publicly available (all of such information herein referred to as the “Confidential Information”); provided, however, that the term “Confidential Information” shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement by Executive, or (b) any information which is or becomes known or available to Executive on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Executive. Executive agrees that he will not, while he is employed by Company, divulge to any person, directly or indirectly, except to Company or its officers and agents or as reasonably required in connection with his duties on behalf of Company, or use, except on behalf of Company, any Confidential Information acquired by Executive during the term of his employment. Executive agrees that he will not, at any time after his employment with Company has ended, divulge to any person directly or indirectly any Confidential Information nor use Confidential Information in any way detrimental to Company. Executive further agrees that if his relationship with Company is terminated (for whatever reason) he shall not take with him but will leave with Company all records, papers and computer software and data and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data or copies are not on the premises of Company, Executive agrees to return such papers, records and computer software and data immediately upon his termination). Executive acknowledges that all such papers, records, computer software and data or copies thereof are and remain the property of Company. For purposes of this Agreement, “Affiliate” shall mean any entity, directly or indirectly, controlled by, controlling or under common control with Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of Company, whether by operation of law or otherwise.

(b)    Non-interference: Executive agrees that:

(i)      During the term he performs services for Company and for a period of two (2) years after the termination thereof, he will not knowingly or purposefully directly or indirectly interfere with the relationship of Company and any employee, agent or representative of Company; and

(ii)    During the term he performs services for Company and for a period of two (2) years after the termination thereof, he will not knowingly or purposefully, directly or indirectly interfere with the relationships of Company with customers, dealers, distributors, vendors or sources of supply; and

(iii)    After discussing the matter with Executive, Company shall have the right, subject to applicable law, to inform any other third party that Company reasonably believes to be, or to be contemplating, participating with Executive or receiving from Executive assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Company hereunder, and that participation by any such third party with the Executive in activities in violation of this Section 10 may give rise to claims by Company against such third party.

(c)    Nondisparagement.

(i)    Executive shall refrain, both during the term he performs services for Company and after his employment with Company has ended, from publishing any oral or written statements, to any person or entity (other than, during the term he performs services for Company, to Company, any Affiliates, or any of Company’s or Affiliates’ directors, officers, employees, agents, or representatives) that damage or disparage the reputation of Company or any Affiliates, or any of Company’s or Affiliates’ directors, officers, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and the Affiliates under this Section 10(c) are in addition to any and all rights and remedies otherwise afforded by law; and

(ii)    Company shall refrain, and shall use its reasonable best efforts to cause the Affiliates to refrain, both during the term Executive performs services for Company and after his employment with Company has ended, from publishing any oral or written statements, to any person or entity (other than during the term Executive performs services for Company, to Company, any Affiliates or any of Company’s or Affiliates’ directors, officers, employees, agents or representatives) that damage or disparage the reputation of Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this Section 10(c) are in addition to any and all rights and remedies otherwise afforded by law.

11.    Indemnification. Executive shall be entitled throughout the Employment Period in his capacity as an officer and/or director of the Company or any of its subsidiaries, or as a member of any other governing body or any partnership or joint venture in which the Company has an equity interest, to the benefit of the indemnification provisions contained in the Certificate of Incorporation and Bylaws of the Company as in effect from time to time, to the extent not prohibited by applicable law at the time of the assertion of any liability against Executive.

12.    Arbitration. Any dispute arising between the Company and Executive with respect to the performance or interpretation of this Agreement shall be submitted to arbitration, in Cleveland, Ohio, for resolution in accordance with the commercial arbitration rules of the American Arbitration Association, modified to provide that the decision by the arbitrators shall be final and binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following impanelment of the arbitrators. In the event that a dispute arises regarding whether an amount is owed under Section 8(a) following Executive’s termination of employment, the Company agrees to pay Executive a single lump sum payment, within 30 days of the date the related arbitration commences pursuant to this Section 12, equal to the cash value of the compensation and benefits that would have been paid or provided to Executive had he remained employed with the Company for the 90 day period following the date of his termination of employment (the “Disputed Payment”). The Disputed Payment represents the portion of the payments under Section 8(a)(i) that the Company is willing to pay pending resolution of the dispute, and will only be paid if the requirements of Treasury Regulation Section 1.409A-3(g) are met. If any arbitration pursuant to this Section 12 results in an award of payments provided under Section 8(a)(i), such award will be paid by the time required under Treasury Regulation Section 1.409A-3(g) and will be reduced by the Disputed Payment actually paid to Executive. Following a decision by the arbitrators, the costs of arbitration shall be divided and legal fees shall be awarded as directed by the arbitrators.

13.    Successors; Binding Agreement.

(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise).

(b)     Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder. Upon Executive’s death or disability, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death or disability by giving the Company written notice thereof. In the event of Executive’s death, disability or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary/(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

(c)    Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

14.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its corporate headquarters and addressed to Executive as the address reflected in the human resources records of the Company or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.    Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.

16.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

18.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including, without limitation, the Prior Agreement. Any prior agreement of the parties hereto in respect of the subject matter contained herein, including the Prior Agreement, is hereby terminated and cancelled.

19.    Tax Considerations and Payment Limitations.

(a)    Withholding. Unless otherwise provided herein, all payments hereunder shall be subject to any required withholding of Federal, state, local, and employment taxes pursuant to any applicable law or regulation.

(b)    General Code Section 409A Compliance. This Agreement is intended to be operated in compliance with the provisions of Code Section 409A (including any applicable rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A and cannot be amended, modified, or terminated, then such provision shall be void and shall not apply to Executive, to the extent practicable. In the event that it is determined to not be feasible to so void a provision of this Agreement as it applies to any amount payable to or on behalf of Executive, such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A. Notwithstanding anything herein to the contrary, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Except as otherwise expressly provided herein, the Company shall not be held liable for any taxes, interest, penalties, or other similar monetary amounts owed by Executive or other taxpayers as a result of this Agreement.

(c)    Reimbursements and In-Kind Benefits. Any reimbursement of expenses or in-kind benefits provided under this Agreement (other than reimbursements or in-kind benefits that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations or that are otherwise exempt from Code Section 409A), shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred; provided that Executive first provides documentation thereof in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred or such longer period if provided in this Agreement; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    Specified Employee. In the event Executive is a “Specified Employee” (as defined under Code Section 409A) on the Date of Termination, then any and all payments or benefits provided under this Agreement that are “deferred compensation” under Code Section 409A and paid on account of a “separation from service” shall commence being paid at the date which is the earlier of (i) the expiration of the six (6) month period after Executive’s “separation from service” or (ii) Executive’s death. At such time, Executive shall receive one lump sum catch-up payment equal to the amount that would have been paid over the previous six (6) month period or the period prior to death, as applicable. All remaining benefits or payments, if any, shall be paid as otherwise provided for under this Agreement.

20.    Tax Adjustment. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of a Change in Control or the Executive’s termination of employment or any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company shall be subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 20 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 20 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 20, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Code Section 409A shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

21.    Noncontravention. Executive represents that he is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation or any agreement to which he is a party. Executive acknowledges and agrees that the Company has relied upon this representation as a material inducement for it to enter into this Agreement and a breach of this representation by Executive shall be deemed to be a material breach of this Agreement.

22.    Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CBIZ, INC.

/s/ Steven L. Gerard
By: Steven L. Gerard
Its: Chairman

Upon authority and approval of the Compensation Committee of the Board of Directors, by resolution passed on September 1, 2016.

EXECUTIVE

/s/ Jerome P. Grisko, Jr.
Jerome P. Grisko, Jr.